                                                                   Exhibit 5.1


                                                December 29, 1994



Owens-Illinois, Inc.
One SeaGate
Toledo, Ohio 43666

            Re:  Registration Statement on Form S-8

Gentlemen:

            At your request, we have examined the Registration Statement, together with exhibits thereto, to be filed by you in connection with the registration of 4,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Owens-Illinois, Inc. (the "Company"), to be offered or sold to participants in the Fourth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program, the Second Amended and Restated Owens-Illinois, Inc. Non-Union Retirement and Savings Plan, the Second Amended and Restated Owens-Illinois, Inc. Supplemental Retirement Plan and the Second Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan (collectively, the "Plans"). We are familiar with the proceedings undertaken by the Company in connection with the Plans and the authorization of the issuance of Common Stock thereunder, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinions contained herein.

            Based on the foregoing, it is our opinion that, as of the date hereof, the 4,000,000 shares of Common Stock which may be issued by the Company to each of the trusts maintained pursuant to the Plans, when and if so issued in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,


                                                /s/ Latham & Watkins
                                                --------------------
                                                Latham & Watkins